Press Release For immediate release
Invesco Ltd. Announces April 30, 2013 Assets Under Management Investor Relations Contact: Jordan Krugman 404-439-4605 Media Relations Contact: Bill Hensel 404-479-2886

Atlanta, May 9, 2013 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $748.5 billion, an increase of 2.6% month over month.  The increase was primarily due to favorable market returns, positive long-term flows and FX.  FX increased AUM by $2.6 billion during the month.  Both active and passive AUM experienced positive long-term flows.  Preliminary average total assets for the quarter through April 30 were $738.6 billion, and preliminary average active assets for the quarter through April 30 were $614.8 billion.

As previously announced, the company has entered into an agreement to sell Atlantic Trust which will be accounted for as discontinued operations in our Q2 results.  As of April 30, 2013, AUM for Atlantic Trust was $21.8 billion and is included in the tables below.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
April 30, 2013(a)	$748.5	$326.7	$179.1	$73.1	$81.8(b)	$87.8
March 31, 2013	$729.3	$319.5	$175.9	$70.5	$77.8	$85.6
February 28, 2013	$713.8	$311.3	$174.8	$66.8	$76.6	$84.3
January 31, 2013	$712.6	$312.0	$174.2	$65.7	$76.2	$84.5
Active (c) (d)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
April 30, 2013(a)	$621.0	$261.5	$135.4	$73.1	$81.8(b)	$69.2
March 31, 2013	$606.2	$257.5	$134.0	$70.5	$77.8	$66.4
February 28, 2013	$593.0	$252.3	$132.1	$66.8	$76.6	$65.2
January 31, 2013	$591.9	$252.2	$132.9	$65.7	$76.2	$64.9
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
April 30, 2013(a)	$127.5	$65.2	$43.7	$0.0	$0.0	$18.6
March 31, 2013	$123.1	$62.0	$41.9	$0.0	$0.0	$19.2
February 28, 2013	$120.8	$59.0	$42.7	$0.0	$0.0	$19.1
January 31, 2013	$120.7	$59.8	$41.3	$0.0	$0.0	$19.6

(a)        Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM includes $78.0 billion in institutional money market AUM and $3.8 billion in retail money market AUM.
(c)	Passive AUM includes ETF's, UIT's, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is Total AUM less Passive AUM.
(d)	As of April 30, 2013, Active AUM includes $21.3 billion of balanced and $0.5 billion of equity relating to Atlantic Trust.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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